SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

GTC Biotherapeutics, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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____________________________________________________________________________________
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175 Crossing Boulevard
Framingham, Massachusetts 01702
(508) 620-9700
______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2006
______________________

     The 2006 Annual Meeting of Stockholders of GTC Biotherapeutics, Inc., or GTC, will be held in the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, at 2:00 p.m. local time on Wednesday, May 24, 2006 for the following purposes:

1.	To elect three directors to serve until the 2009 Annual Meeting of Stockholders or until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 6, 2006 are entitled to notice of and to vote at the annual meeting or at any adjournment.

     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or on the internet. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner Clerk

April 24, 2006

____________________________

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2006
__________________________

     Our Board of Directors is soliciting the enclosed proxy card for use at the 2006 Annual Meeting of Stockholders to be held in the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, at 2:00 p.m. local time on Wednesday, May 24, 2006, and at any adjournment thereof. This proxy statement and the accompanying proxy card are first being provided to stockholders of GTC on or about April 24, 2006.

GENERAL INFORMATION ABOUT VOTING

     Who can vote. You may vote your shares of GTC common stock at the annual meeting if you were a stockholder of record at the close of business on April 6, 2006. On that date, there were 61,189,415 shares of common stock outstanding.

     How many votes do you have. You have one vote for each share of common stock that you owned at the close of business on April 6, 2006, which is shown on your proxy card or other voting instruction form.

     How to vote your shares in person. If you attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account), you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on April 6, 2006 in order to be admitted to the meeting. To be able to vote, you will need to obtain a “legal proxy” from the holder of record.

     How to vote your shares by proxy. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposal contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

     How to vote your shares by telephone or the internet. Instead of submitting your vote by mail on the enclosed proxy card, you may vote by telephone or the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in street name. In either case, you must follow the procedures described on your proxy card.

     In order to vote online or via telephone, have the enclosed proxy card in hand, and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

     We encourage you to vote via the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

     Proposal to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be the election of three directors.

     Quorum. A quorum of stockholders is required to transact business at the meeting. A majority in interest of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

     Number of votes required. The number of votes required to approve the proposal scheduled to be presented at the meeting is as follows:

Proposal	Required Vote for Approval
Election of a nominee as director.	Affirmative votes representing a plurality of the votes cast for or against the nominee.

     Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or NASDAQ regulations from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. In voting on the proposal to elect three directors, any abstentions, votes withheld and broker non-votes will be disregarded and not treated as votes cast and, therefore, will not affect the outcome of the election.

     Discretionary voting by proxies on other matters. Aside from the proposal for the election of three directors, we do not know of any other proposals that may be presented at the annual meeting. If another matter is properly presented for consideration at the annual meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

     How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before its exercise by filing with GTC, Attention: Nathaniel S. Gardiner, our corporate clerk, a written revocation or a duly executed proxy card bearing a later date, or voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

     Voting results. We will publish the voting results in our Form 10-Q for the second quarter of fiscal year 2006, which we will file with the Securities and Exchange Commission in August 2006.

     Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the amount of our common stock beneficially owned as of April 6, 2006 by:

  persons known by us to be beneficial owners of more than 5% of our common stock;

  the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2005, whom we refer to each as a “Named Executive” and collectively as the “Named Executives”;

  our directors and each nominee seeking re-election as a director; and

  all of our current executive officers and directors as a group.

      The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before June 5, 2006 by exercising a stock option or other right to acquire shares. Unless otherwise noted, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. The percentage ownership of each person listed in the table below under the heading “Percent of Class” was calculated using the total number of shares of common stock outstanding on April 6, 2006, which was 61,189,415, plus any shares that person could acquire upon the exercise of any options or other rights exercisable on or before June 5, 2006.

	Number of Shares	Percent of
Name and Address of Beneficial Owner +	Beneficially Owned	Class
Directors and Named Executives:
Geoffrey F. Cox (1)	831,350	1.36%
Robert W. Baldridge(2)	65,075	*
Kenneth A. Bauer(3)	15,000	*
Francis J. Bullock(4)	72,500	*
James A. Geraghty(5)	225,527	*
Michael J. Landine(6)	15,000	*
Pamela W. McNamara(7)	33,800	*
Marvin L. Miller(8)	32,000	*
Alan W. Tuck(9)	57,000	*
John B. Green (10)	381,316	*
Gregory F. Liposky (11)	246,922	*
Harry M. Meade (12)	335,508	*
Daniel S. Woloshen (13)	244,479	*
All executive officers and directors as a group (13 persons)	2,555,477	4.18%
Five Percent Stockholders:
Genzyme Corporation (14)	5,298,243	8.66%
500 Kendall Street,
Cambridge, Massachusetts 02142
William Harris Investors, Inc. (15)	2,694,812	5.23%
191 North Wacker Drive, Suite 1500
Chicago, IL 60606

__________

*	Less than 1%.

+	Addresses provided for five percent stockholders only.

(1)	Includes 184,440 shares owned directly by Dr. Cox, 1,000 shares owned jointly with his grandson, 9,349 shares beneficially owned by Dr. Cox and held in GTC’s 401(k) plan, 550 shares held by Dr. Cox as custodian and 645,400 shares issuable to Dr. Cox upon the exercise of outstanding options exercisable on or before June 5, 2006.

(2)	Includes 5,075 shares owned directly by Mr. Baldridge and 60,000 shares issuable to Mr. Baldridge upon the exercise of outstanding options exercisable on or before June 5, 2006.

(3)	Includes 15,000 shares issuable to Dr. Bauer upon the exercise of outstanding options exercisable on or before June 5, 2006.

(4)	Includes 1,000 shares owned directly by Dr. Bullock and 71,500 shares issuable to Dr. Bullock upon the exercise of outstanding options exercisable on or before June 5, 2006.

(5)	Includes 62,791 shares owned directly by Mr. Geraghty, 1,383 shares beneficially owned by Mr. Geraghty and held in GTC’s 401(k) plan and 161,353 shares issuable to Mr. Geraghty upon the exercise of outstanding options exercisable on or before June 5, 2006.

(6)	Includes 15,000 shares issuable to Mr. Landine upon the exercise of outstanding options exercisable on or before June 5, 2006.

(7)	Includes 3,800 shares owned directly by Ms. McNamara and 30,000 shares issuable to Ms. McNamara upon the exercise of outstanding options exercisable on or before June 5, 2006.

(8)	Includes 2,000 shares owned directly by Mr. Miller and 30,000 shares issuable to Mr. Miller upon the exercise of outstanding options exercisable on or before June 5, 2006.

(9)	Includes 1,000 shares owned directly by Mr. Tuck, 7,000 shares held by Mr. Tuck in his Individual Retirement Account and 49,000 shares issuable to Mr. Tuck upon the exercise of outstanding options exercisable on or before June 5, 2006.

(10)	Includes 84,700 shares owned directly by Mr. Green, 14,995 shares beneficially owned by Mr. Green and held in GTC’s 401(k) plan, and 281,621 shares issuable to Mr. Green upon the exercise of outstanding options exercisable on or before June 5, 2006.

(11)	Includes 32,704 shares owned directly by Mr. Liposky, 8,818 shares beneficially owned by Mr. Liposky and held in GTC’s 401(k) plan, and 205,400 shares issuable to Mr. Liposky upon the exercise of outstanding options exercisable on or before June 5, 2006.

(12)	Includes 88,226 shares owned directly by Dr. Meade, 10,486 shares beneficially owned by Dr. Meade and held in GTC’s 401(k) plan, and 236,796 shares issuable to Dr. Meade upon the exercise of outstanding options exercisable on or before June 5, 2006.

(13)	Includes 70,634 shares owned directly by Mr. Woloshen, 8,645 shares beneficially owned by Mr. Woloshen and held in GTC’s 401(k) plan, and 165,200 shares issuable to Mr. Woloshen upon the exercise of outstanding options exercisable on or before June 5, 2006.

(14)	Includes three warrants exercisable for 288,000, 55,833 and 29,491 shares of common stock at prices of $4.88, $6.30 and $6.30 per share, respectively.

(15)	Includes warrants exercisable for 37,500 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of those reports. We reviewed copies of the reports received by us or written representations from certain reporting persons that they were not required to file reports. Based solely upon that review, we believe that during the fiscal year ended January 1, 2006, our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1
ELECTION OF DIRECTORS

     Our Board of Directors has currently fixed the number of directors at nine. Under our Articles of Organization, as amended, our Board is divided into three classes with staggered three year terms, with each class being as nearly equal in number of directors as possible. The directors in each class serve a term of three years each until their successors are elected at the next annual stockholders meeting. At the upcoming annual meeting, three directors, Kenneth A. Bauer, Pamela W. McNamara and Marvin L. Miller, have each been nominated to serve a term of office of three years and until a successor is elected and qualified. Each has consented to such nomination and is expected to stand for election. However, if any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board.

Votes Required

     Under our by-laws, directors must be elected by a plurality of votes cast. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election.

     Set forth below is biographical information about the nominees for director whose terms expire at the 2006 annual meeting and the two other classes of our current directors whose term of office will continue after the meeting.

Present
Term
Name and Age	Business Experience and Other Directorships	Expires
Kenneth A. Bauer* Age: 56

Dr. Bauer has served as a director since December 2004.  He has been a Director of Thrombosis Clinical Research at Beth Israel Deaconess Medical Center since 1997 and has been a Professor of Medicine at Harvard Medical School since 2004, where he has been on the faculty since 1982.  Dr. Bauer’s research interests include development of novel laboratory techniques for the detection of prothrombotic states and clinical evaluation of new antithrombotic drugs.  Dr. Bauer is the current Chairman of Council for the International Society on Thrombosis and Haemostasis. Dr. Bauer received his Bachelor and Master of Science degrees from the Massachusetts Institute of Technology, and obtained his medical education at Stanford University School of Medicine.  He completed subspecialty training in medical oncology and hematology at Dana Farber Cancer Institute and Beth Israel Hospital in Boston.

2006
__________

*	Indicates a nominee for election as director.

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
Pamela W. McNamara* Age: 48

Ms. McNamara has served as a director since July 2002.  Since October 2003, Ms. McNamara has been Chief Executive Officer of CRF, Inc., a clinical trial data management and mobile technology company.  Prior to that, Ms. McNamara was a private consultant.  Ms. McNamara was appointed Chief Executive Officer of Arthur D. Little, Inc., a global management and technology firm, from 2001 to February 2002, to develop plans to restructure, reorganize or divest the firm’s viable business units.  In February 2002, Arthur D. Little filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code to provide a framework under which these plans could be executed.  Ms. McNamara served as Managing Director of Arthur D. Little from 1997 to 2001, and had been a partner since 1992, focusing on the pharmaceutical and biotechnology industries.

		2006

Marvin L. Miller* Age: 69

Mr. Miller has served as a director since October 2002.  Mr. Miller has been Executive Chairman of Onconova Therapeutics, Inc. since 2002.  Mr. Miller retired in 2002 as President and Chief Executive Officer of Nextran, a subsidiary of Baxter Healthcare Corporation.  Before joining Nextran in 1995, Mr. Miller served as Vice President of Biotechnology Licensing for the Pharmaceutical and Agricultural Divisions of American Cyanamid Company since 1987.  Previously, Mr. Miller was a Vice President of Johnson & Johnson International from 1983 to 1986.  Mr. Miller is a director of Unigene Laboratories, Inc. and the National Center for Genome Resources.

		2006

Robert W. Baldridge Age: 71	Mr. Baldridge has served as a director since 1994. Mr. Baldridge provided consulting services to GTC from October 1994 to October 2000 and has served as an independent business consultant since June 1988.	2007

__________

*	Indicates a nominee for election as director.

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
James A. Geraghty Age: 51	Mr. Geraghty has served as a director since February 1993, and held the role of Chairman of the Board of Directors of GTC from January 1998 to July 2001. Mr. Geraghty has served as Senior Vice President of Genzyme Corporation since January 2001 and, prior to that served as President of Genzyme Europe from July 1998 to December 2000. Mr. Geraghty was the President and Chief Executive Officer of GTC from its incorporation in February 1993 until July 1998.	2007

Michael J. Landine Age: 52

Mr. Landine has served as a director since December 2004.  Mr. Landine currently guides all areas of corporate development at Alkermes, having been appointed Vice President, Corporate Development in 1999.  Mr. Landine joined Alkermes in 1988 as Vice President and Chief Financial Officer, a position he held for ten years.  Previously, he was the Chief Financial Officer of The Walker Magnetics Group, Inc., an international manufacturer of industrial equipment.  Mr. Landine serves on the Board of Directors of a private life sciences company, Expressive Constructs, Inc., and on the Board of Kopin Corporation, Inc., a manufacturer of high definition imaging products.  He is also an advisor to the Board of Directors of The Walker Magnetics Group, Inc.  Mr. Landine received a B.S. in Accounting from Bentley College and is a Certified Public Accountant.

		2007

Francis J. Bullock Age: 69	Dr. Bullock has served as a director since 1994. Dr. Bullock is an independent consultant. Prior to that he was a senior consultant with Arthur D. Little, Inc. and with Strategic Decisions Group from September 1993 to March 2003, and a Senior Vice President, Research Operations at Schering-Plough Research Institute from 1981 until August 1993. Dr. Bullock is also a director of Array Biopharma, Inc., a chemical drug discovery services company.	2008

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
Geoffrey F. Cox Age: 62

Dr. Cox has served as Chairman of the Board, Chief Executive Officer and President of GTC since July 2001, after being elected a director in May 2001. From 1997 to June 2001, Dr. Cox was Chairman and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. In 1984, Dr. Cox joined Genzyme Corporation in the U.K. and, in 1988, became Senior Vice President of Operations in the United States. Subsequently, Dr. Cox was promoted to Executive Vice President of Operations of Genzyme, and was also responsible for the pharmaceutical, diagnostic and genetics business units until 1997. Prior to joining Genzyme, Dr. Cox was General Manager of U.K. manufacturing operations for Gist-Brocades. Dr. Cox also serves as a director of Nabi Biopharmaceuticals and is a member of the Emerging Companies Section Governing Body and the Board of the Biotechnology Industry Organization.

		2008

Alan W. Tuck Age: 57	Mr. Tuck has served as a director since 1993. Mr. Tuck is a partner of The Bridgespan Group, a nonprofit consulting organization where he has worked since April 2001. Mr. Tuck retired in June 2000 as Chief Strategic Officer of Organogenesis Inc., a tissue engineering firm where he had been since July 1997. From February 1992 through May 1996, Mr. Tuck was President and Chief Executive Officer of T Cell Sciences, Inc. Mr. Tuck is also a director of Apogee Technology, Inc., a developer of nanotechnology products.	2008

COMPENSATION AND OTHER INFORMATION CONCERNING
OFFICERS AND DIRECTORS

Board of Directors and Committee Matters

     The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of GTC and, in so doing, to serve the best interests of GTC and our stockholders. The Board reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on GTC. Management keeps the directors informed of company activities through regular written reports and presentations at Board and committee meetings.

     Independence

     Our Board of Directors has determined that Messrs. Baldridge, Bauer, Bullock, Geraghty, Landine, Miller, Tuck, and Ms. McNamara are “independent directors” under the applicable listing standards of the NASDAQ National Market governing the independence of directors.

     Board Meetings and Committees

     Our Board of Directors held nine meetings during fiscal year 2005, six of which included executive sessions at which no members of management were present. Each of the directors then in office, other than Dr. Bauer, attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served. Directors are asked to attend each annual meeting of stockholders, barring significant commitments or special circumstances. All directors attended our 2005 Annual Meeting.

     Stockholder Communications

     Any stockholder wishing to communicate with our Board of Directors, a particular director or any committee of the Board may do so by sending written correspondence to our principal executive offices, c/o Vice President, Corporate Communications. All such communications will be delivered to the Board or the applicable director or committee chair.

     Our Board has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The members of all of our standing committees are non-employee directors.

     Audit Committee

     The Audit Committee has authority to select and engage our independent registered public accountants and is responsible for reviewing our audited financial statements, accounting processes and reporting systems and discussing the adequacy of our internal financial controls with our management and our independent registered public accountants. The Audit Committee also reviews the performance of the independent registered public accountants in the annual audit and in assignments unrelated to the audit, assesses the independence of the independent registered public accountants, and reviews their fees. The current members of this committee are Messrs. Tuck (Chair), Baldridge, Landine and Ms. McNamara. Our Board of Directors has considered and determined that each of the members of the Audit Committee satisfies the independence and financial literacy requirements under the applicable listing standards of the NASDAQ National Market governing the qualifications of Audit Committee members. The Board has also determined that Mr. Tuck, who has an M.B.A. degree and has served as the chief executive officer of a biotechnology company, qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. The Board also noted that Mr. Baldridge has substantial experience in investment banking and consulting and has served as the chief executive officer of a biotechnology company, and Ms. McNamara has served as the chief executive officer of an international consulting firm and currently serves as the chief executive officer of a clinical trial data management and mobile technology company. Mr. Landine is a Certified Public Accountant and has served for over seventeen years as a senior officer of a biotech company, including ten years as Chief Financial Officer.

     The Audit Committee held eight meetings during fiscal year 2005. The Audit Committee operates under a written charter adopted by the Board, which is available on our web site at www.gtc-bio.com/investorinfo/corporategovernance.html. For more information about the Audit Committee, see “Report of the Audit Committee” in this proxy statement.

     Compensation Committee

     Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, determining the compensation to be paid to our executive officers and administering our equity incentive and stock purchase plans. The current members of the Compensation Committee are Messrs. Bullock (Chair), Bauer, Miller and Tuck. The Compensation Committee held five meetings during fiscal year 2005. This committee operates under a written charter, which is available on our website at www.gtc-bio.com/investorinfo/corporategovernance.html. Our Board has determined that all of the Compensation Committee members meet the independence requirements under the listing standards of the NASDAQ National Market governing the independence of directors.

     Nominating and Corporate Governance Committee

     Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. The Nominating and Corporate Governance Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to GTC and oversees the effectiveness of our corporate governance in accordance with those guidelines. This committee currently consists of the eight non-management directors, Messrs. Bullock, Bauer, Miller, Tuck, Geraghty, Baldridge, Landine and Ms. McNamara, each of whom the Board has determined meets the independence requirements under the applicable listing standards of the NASDAQ National Market governing the independence of directors. This committee held two meetings during fiscal year 2005, in addition to six executive sessions conducted in conjunction with regular meetings of the Board. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on our website at www.gtc-bio.com/investorinfo/corporategovernance.html.

     The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of GTC’s by-laws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below.

     Once the Nominating and Corporate Governance Committee has identified a prospective nominee, a subcommittee of the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the subcommittee with the recommendation of the prospective candidate, as well as the subcommittee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Based on the recommendation of the subcommittee, the full committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

  whether the prospective nominee meets the independence requirements defined under the applicable listing standards of the NASDAQ National Market and audit committee financial expert requirements defined under applicable Securities and Exchange Commission rules and regulations;

  the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

  the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

  the extent to which the prospective nominee holds any position that would conflict with responsibilities to GTC.

     If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the subcommittee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

     Director Compensation

     Director Fees. Our directors who are not employees of GTC receive compensation for their services as directors in the form of an annual retainer of $12,000, payable in quarterly installments. Directors who are GTC employees do not receive compensation for their service as directors. Members of the Compensation and Nominating and Corporate Governance Committees also receive an annual retainer of $2,000, payable quarterly, and the Chair of each of those committees receives an annual retainer of $3,000, payable quarterly. Members of the Audit Committee receive an annual retainer of $4,000, payable quarterly, and the Chair receives an annual retainer of $6,000, payable quarterly. In addition, each non-employee director receives $1,000 for attendance in person (or $500 for participation by conference call) for each Board meeting and each standing committee meeting other than a standing committee meeting held in conjunction with a Board meeting, plus reimbursement of reasonable expenses incurred in attending or otherwise participating in such meetings.

     Stock Options. All non-employee directors of GTC are currently eligible to participate in our 2002 Equity Incentive Plan, as Amended and Restated. The Board of Directors has discretion as to the size, type, and exercisability of awards granted to non-employee directors under the 2002 Equity Incentive Plan, as Amended and Restated.

     Certain Relationships and Transactions with Related Parties

     In fiscal year 2005, we paid Genzyme an aggregate of approximately $1,423,457 under the research and development agreement and the sublease agreement described below. In addition, Mr. Geraghty, one of our directors, is a senior executive of Genzyme.

     Equity Position. Genzyme is our largest single stockholder. As of January 1, 2006, Genzyme beneficially owned 5,298,243 shares, or approximately 8.7%, of our then outstanding common stock. Included in these shares are 288,000, 55,833 and 29,491 shares of common stock issuable upon exercise of warrants having exercise prices of $4.88, $6.30 and $6.30 per share, respectively, which were the market prices of the common stock at the time the respective warrants were issued. The expiration dates of these warrants range from December 2008 through November 2009. Genzyme has registration rights with respect to all of the shares it beneficially owns.

     Promissory Note. On April 4, 2002, we repurchased 2.82 million shares of our common stock directly from Genzyme which was recorded as treasury stock. We bought the shares for an aggregate consideration of approximately $9.6 million, consisting of approximately $4.8 million in cash and a promissory note to Genzyme for the remaining $4.8 million. Our common stock was valued at $3.385 per share in this transaction, using the simple average of the high and low transaction prices quoted on the NASDAQ National Market on the previous trading day. Genzyme agreed to a 24-month lock-up provision on their remaining 4.92 million shares of common stock, which was released on April 4, 2004. The promissory note accrued interest at LIBOR plus 1% (LIBOR equaled 4.5% at January 1, 2006). Pursuant to the terms of the note, we repaid $2.4 million in April 2005 and repaid the remaining $2.4 million in January 2006.

     Research and Development Agreement. In July 2001, we entered into a services agreement with Genzyme under which it may perform manufacturing, research and development and regulatory services for our ATryn® program on a cost plus 5% basis. In fiscal year 2005, we paid Genzyme approximately $859,000 under this arrangement, which will be substantially completed once we complete the EMEA process for reexamination of our Marketing Authorization Application for ATryn®.

     Sublease Agreement. Under a sublease agreement, we sublease approximately 4,100 square feet of laboratory, research and office space from Genzyme in exchange for fixed monthly rent payments which approximate the estimated current rental value for such space. In addition, we reimburse Genzyme for our pro rata share of appropriate facilities’ operating costs such as maintenance, cleaning, utilities and real estate taxes. The sublease is automatically renewed each year and is cancellable by us. Under the sublease agreement, we made payments for the fiscal year 2005 of $329,000, and are committed to make a minimum annual rental payment of approximately $360,000 in fiscal year 2006.

     Compensation Committee Interlocks and Insider Participation

     No person serving on the Compensation Committee at any time during fiscal year 2005 was a present or former officer or employee of GTC or any of our subsidiaries during that year. During fiscal year 2005, no executive officer of GTC served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board of Directors or Compensation Committee.

Executive Compensation

     The following table contains information regarding each of our Named Executive’s compensation during fiscal years 2005, 2004 and 2003.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
					Securities	All Other
Name and Position	Year	Salary		Bonus	Underlying Options	Compensation (1)
Geoffrey F. Cox	2005	$436,800		$137,505	75,000	$6,300
Chairman, Chief Executive Officer and	2004	428,077	(2)	94,100	76,000	6,150
President	2003	420,000		168,000	125,000	6,000

John B. Green	2005	$280,800		$66,297	39,000	$6,300
Senior Vice President, Chief Financial	2004	275,192	(2)	46,170	26,000	6,150
Officer and Treasurer	2003	270,000		48,519	50,000	6,000

Gregory F. Liposky	2005	$265,200		$62,614	55,000	$6,300
Senior Vice President, Operations	2004	253,654	(3)	44,370	36,000	6,150
	2003	230,000		44,643	45,000	6,000

Harry M. Meade	2005	$273,520		$64,578	39,000	$6,300
Senior Vice President, Research and	2004	268,058	(2)	44,184	26,000	5,125
Development	2003	263,000		44,105	45,000	6,000

Daniel S. Woloshen	2005	$238,160		$56,230	27,000	$6,300
Senior Vice President and General	2004	233,404	(2)	35,724	26,000	6,150
Counsel	2003	229,000		42,800	45,000	6,000
__________

(1)	Unless otherwise noted, the amounts in this column represent our contributions to GTC’s 401(k) plan on behalf of the Named Executive.

(2)	Reflects salary paid over a 53-week fiscal year. The annual salary for the Named Executive did not increase from 2003 to 2004.

(3)	Reflects an increase in salary of $19,200 and salary paid over a 53-week fiscal year.

     Option Grants in Fiscal Year 2005

     The following table provides information relating to options granted in fiscal year 2005 to each of the Named Executives.

	Individual Grants				Potential Realizable Value at
		Percent			Assumed Annual Rates of
	Number of	of Total			Stock Price Appreciation
	Securities	Options			for Option Term (1)
	Underlying	Granted to	Exercise
	Options	Employees in	Price per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%
Geoffrey F. Cox	75,000(2)	9.42%	$1.71	2/15/2015	$80,656	$204,397

John B. Green	39,000(2)	4.90%	$1.71	2/15/2015	$41,941	$106,287

Gregory F. Liposky	55,000(2)	6.91%	$1.71	2/15/2015	$59,148	$149,891

Harry M. Meade	39,000(2)	4.90%	$1.71	2/15/2015	$41,941	$106,287

Daniel S. Woloshen	27,000(2)	3.39%	$1.71	2/15/2015	$29,036	$ 73,583
__________

(1)

The values in this column are given for illustrative purposes only. They do not reflect our estimate or projection of our future stock price. The values are based on an assumption that our common stock’s market price will appreciate at the stated rate, compounded annually, from the date of the option grant until the end of the option’s term. Actual gains, if any, on stock option exercises will depend upon future performance of our common stock’s price, which will benefit all stockholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table at the end of a typical ten-year option term, the per share price of our common stock would have to be approximately 63% and 159%, respectively, above $1.71, the total weighted average exercise price of all options described above. The potential value to all our stockholders if our price appreciates at rates of 5% and 10% over ten years would be $ 65,221,319 and $165,283,627, respectively, assuming a purchase of common stock in 2004 at $1.71 per share and 60,647,874 shares outstanding.

(2)

These options were granted on February 15, 2005 under our 2002 Equity Incentive Plan and became exercisable with respect to 20% of the shares on the grant date. The remaining 80% of the underlying shares will vest in four equal installments on the first four anniversaries of the grant date.

     Fiscal Year-End Option Table

     The following table provides information on the total number of exercisable and unexercisable stock options held at January 1, 2006 by each of the Named Executives. None of the Named Executives exercised any options during fiscal year 2005.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at Fiscal Year-End		Fiscal Year-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Geoffrey F. Cox	602,400	113,600	$14,250	$9,500
John B. Green	270,321	51,800	$2,489	$118,736
Gregory F. Liposky	185,400	62,600	$5,130	$102,664
Harry M. Meade	219,996	49,800	$5,130	$3,420
Daniel S. Woloshen	150,800	40,200	$5,130	$3,420
__________

(1)

Based on the difference between the option’s exercise price and a closing price of $1.64 for the underlying common stock on December 30, 2005 (our last business day of fiscal year 2005) as reported by the NASDAQ National Market.

     Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth the status of securities authorized for issuance under our equity compensation plans at January 1, 2006.

Equity Compensation Plan Information

(c)
Number of securities
	(a)		remaining available for future
	Number of securities to be	(b)	issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column (a))(3)(4)
Equity compensation
plans/arrangements approved
by the stockholders (1)	4,417,941 (2)	$4.84	1,945,874
Equity compensation
plans/arrangements not approved
by the stockholders	—	—	—
Total	4,417,941	$4.84	1,945,874
__________

(1)	Includes the 1993 Equity Incentive Plan, the 2002 Equity Incentive Plan, as Amended and Restated and the 2003 Employee Stock Purchase Plan.

(2)	Does not include purchase rights accruing under the 2003 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Includes 308,428 shares issuable under the 2003 Employee Stock Purchase Plan and 1,949,205 shares issuable under the 2002 Equity Incentive Plan, as Amended and Restated.

(4)	Up to 10% of the awards under the 2002 Equity Incentive Plan, as Amended and Restated may be issued as restricted or unrestricted stock awards. For purposes of this limitation, awards subject to performance vesting and awards granted in lieu of cash bonuses are disregarded.

     Executive Employment Agreements

     Dr. Cox. Under the terms of Dr. Cox’s employment agreement entered into in July 2001, Dr. Cox is entitled to a minimum base salary of $31,667 per month ($380,000 on an annualized basis), and is eligible to receive performance and incentive bonuses of not less than 40% of his then current base salary, based on the achievement of certain individual and corporate objectives established jointly by Dr. Cox and the Compensation Committee. In calendar year 2005, Dr. Cox received a base salary of $436,800.

     Mr. Green. Under Mr. Green’s employment agreement entered into in August 1997, Mr. Green is entitled to a minimum base salary of $150,000 per year, plus performance and incentive bonuses as determined by the Compensation Committee. In calendar year 2005, Mr. Green received a base salary of $280,800.

     Dr. Meade. Under Dr. Meade’s employment agreement, he is entitled to a minimum base salary of $126,000 per year, plus performance and incentive bonuses as determined by the Compensation Committee. In calendar year 2004, Dr. Meade received a base salary of $273,520.

     Each of these agreements will remain in effect until terminated according to its terms. In the event that we terminate any of these executive officers without cause, the executive officer will immediately be paid the maximum annual bonus for the year he is terminated, prorated for the portion of the year completed, and his then current base salary for a specified severance period, together in one lump sum. Dr. Cox is also entitled to such payments if he terminates his agreement for “good reason” after a “change of control” of GTC and Mr. Green and Dr. Meade are entitled to such payments if either of them terminates his agreement after a “change of control” of GTC, as such terms are defined in their respective employment agreements. In the case of Dr. Cox, the severance period is two years. In the case of Mr. Green, the severance period in the event of a “change of control” is two years and in the event of termination without cause is one year. In the case of Dr. Meade, the severance period is one year. If Dr. Meade terminates his agreement upon a change of control, his severance payments will be reduced by any income that he derives from a subsequent employer during the severance period. In addition, upon a change of control of GTC, any unvested stock options held by these executive officers would become immediately exercisable in full. In the case of Dr. Cox, such options will remain exercisable for a period of two years and in the case of Mr. Green and Dr. Meade, such options will remain exercisable for the duration of the term of such options as if the termination had not occurred.

     Messrs. Liposky and Woloshen. Messrs. Liposky and Woloshen entered into Management Agreements in June 2000 and May 1999, respectively. The Management Agreements provide that the executive will receive benefits and severance payments for a one year period at his then current base salary if GTC terminates the executive’s employment without cause. In Mr. Woloshen’s case, without cause includes a change in control.

     Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors determines the compensation to be paid to GTC’s executive officers, including its Chief Executive Officer. The Committee also administers GTC’s employee stock purchase and equity incentive plans, including grants of stock options and other awards. The Committee is currently composed of Messrs. Bullock (Chairman), Miller and Tuck, and Dr. Bauer who joined the Committee in May 2005. This report is submitted by the Committee and addresses the compensation policies for fiscal year 2005 as they affected Dr. Cox, as Chairman, President and Chief Executive Officer, and GTC’s four other executive officers who are named in this year’s Summary Compensation Table, who are also referred to as the Named Executives.

     Compensation Philosophy

     GTC’s executive compensation policy is designed to attract, retain and reward executive officers who contribute to GTC’s long-term success by maintaining a competitive salary structure as compared with other biotechnology companies. The compensation program seeks to align compensation with the achievement of business objectives and individual and corporate performance. Bonuses are included to encourage effective individual performance relative to GTC’s current plans and objectives. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in GTC to link a meaningful portion of the executive’s compensation with the performance of GTC’s common stock.

     In executing its compensation policy, the Committee seeks to relate compensation with GTC’s financial performance and business objectives as well as to provide each executive incentive to perform as a member of an executive team and to achieve designated targets relating to GTC’s annual and long-term performance. While compensation survey data are useful guides for comparative purposes, GTC believes that a successful compensation program also requires the application of judgment and subjective determinations. To that extent, the Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

     Executive Compensation Program

     GTC’s executive compensation package for the Chief Executive Officer and the other executive officers is composed of three elements:

  base salary;

  annual incentive bonuses based on corporate and individual performance; and

  initial, annual and other periodic grants of stock options under the equity incentive plans.

     Named Executives

     Base Salary. Our Named Executives have employment agreements with GTC which set a minimum annual base salary based upon the Named Executive’s salary history and internal and external equity considerations. In early fiscal year 2005, the Compensation Committee reviewed the base salaries of these Named Executives during the prior year, and took into account that there was no increase in base salaries for all but one of them during fiscal year 2004. At the recommendation of the Chief Executive Officer, the Committee determined to give all executives, including the Named Executives, a 4% increase in annual base salary.

     Incentive Bonus. For fiscal year 2005, the Committee established a target bonus opportunity for each Named Executive. The target bonus opportunity could be exceeded by up to 20% of the target for exceptional corporate and individual performance. Two thirds of the 2005 bonus potential was tied to company-wide goals determined between management and the Committee, including goals in the areas of GTC’s business development and financial performance, clinical development of ATryn® and other potential products, transgenic production capabilities, licensing programs, and other performance goals agreed upon between the Committee and the Chief Executive Officer. One third of the bonus potential was tied to the Committee’s judgment of each individual’s performance measured against goals and qualitative criteria determined and evaluated by the Chief Executive Officer. In March 2006, the Compensation Committee reviewed with the Chief Executive Officer GTC’s performance against the company-wide goals, as well as the performance of each executive officer against the individual’s performance goals for 2005. Given the extraordinary level of effort in 2005, including qualification of GTC’s manufacturing facilities and its collaborative agreement established with LEO Pharma, together with the focus on team performance to achieve GTC’s key goals for the year, the Committee determined that all of the Named Executives should be awarded the same percentage amount for the portion of their bonuses that was to be based on individual performance against objectives. Accordingly, the incentive bonuses awarded to Named Executives in 2005 equaled approximately 79% of their target bonuses, which resulted in bonus payments to these executive officers equaling approximately 24% of their base salaries. The Committee determined that approximately 65% of the executive bonuses would be paid in GTC common stock, with the remainder paid in cash to cover statutory income tax withholding.

     Stock Options. Executive officer compensation also includes long-term incentives through GTC’s stock option program, the purpose of which is to:

  highlight and reinforce the mutual, long-term interests between employees and the stockholders; and

  to assist in the attraction and retention of important key executives, managers and individual contributors who are essential to GTC’s growth and development.

     In February 2005, the Committee approved annual stock option grants to each of GTC’s executive officers. The size of stock option awards is generally intended to reflect the significance of the executive’s current and anticipated contributions to GTC’s overall performance. For each stock option grant, 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options is equal to the fair market value of a share of GTC common stock on the date of grant. Awards to the Named Executives are detailed in the “Summary Compensation Table” in this proxy statement.

     Chief Executive Officer

     The Compensation Committee determines the compensation of Dr. Cox as GTC’s Chairman, President and Chief Executive Officer, based upon the same factors as those employed by the Committee for executive officers generally. In addition, the Committee weighs Dr. Cox’s leadership, industry prominence and GTC’s overall performance as important criteria upon which his compensation is based. His performance goals for 2005 had comparable components to those for the other Named Executives. Two thirds of his 2005 bonus potential was tied to the same company-wide goals as for the other executive officers and one third was tied to the Committee’s judgment of his individual performance measured against previously agreed upon goals determined by the Committee and Dr. Cox and against qualitative criteria determined and evaluated by the Committee.

     Dr. Cox’s base salary was increased to $436,800 for fiscal year 2005 based on the same 4% factor used for all executive officers. As a result of GTC’s performance measured against company-wide goals and using the same percentage for bonuses awarded to the other executive officers, the Committee in March 2006 awarded him a bonus of $137,505 for 2005, which was equal to approximately 79% of his target bonus and approximately 31% of his base salary in 2005. As was the case for the other executive officers, approximately 65% of Dr. Cox’s bonus was paid in GTC common stock, with the remainder paid in cash to cover statutory income tax withholding. In February 2005, the Committee also granted Dr. Cox an option to purchase 75,000 shares of GTC common stock, of which 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options is equal to the fair market value of a share of GTC’s common stock on the date of grant.

     Compensation Deductibility

     Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other highest compensated officers. This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. The Committee does not expect to pay any one covered employee salary and bonus for 2006 that could exceed one million dollars. In addition, GTC’s 2002 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. The Committee believes, however, that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of GTC and its stockholders. Given GTC’s industry and business, as well as the competitive market for outstanding executives, the Committee believes that it is important for the Committee to retain the flexibility to design compensation programs consistent with its executive compensation philosophy for GTC, even if some executive compensation is not fully deductible. Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

By the Compensation Committee,

Francis J. Bullock, Chair
Kenneth A. Bauer
Marvin L. Miller
Alan W. Tuck

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on our common stock with the cumulative total stockholder return of the S&P 500 Composite Index and the NASDAQ Pharmaceutical Index during the period from December 31, 2000 to January 1, 2006. The NASDAQ Pharmaceutical Index is comprised of pharmaceutical and biotechnology companies with the SIC Code 283 (Division/Manufacturing, Major Group/Chemical and Allied Products, Industry Group/Drugs) whose securities are traded on the NASDAQ National Market. We believe the NASDAQ Pharmaceutical Index is representative of our peer biotechnology companies.

     This graph assumes an initial investment of $100 on December 31, 2000 in each of our common stock, the S&P 500 Composite Index and the NASDAQ Pharmaceutical Index, with all dividends, if any, being reinvested. The total stockholder return is measured by dividing the share price change of the respective securities plus dividends, if any, for each fiscal year shown by the share price at the end of the particular fiscal year.

     Comparison of the Cumulative Total Return
Among GTC Biotherapeutics, Inc.,
S&P 500 Index and NASDAQ Pharmaceutical Index

	12/31/00	12/30/01	12/29/02	12/28/03	1/02/05	1/01/06
GTC Biotherapeutics, Inc.	$100.00	$41.29	$ 7.83	$20.96	$10.62	$11.46
NASDAQ Pharmaceutical Index	$100.00	$84.95	$52.36	$75.53	$81.63	$90.02
S&P 500 Composite Index	$100.00	$88.12	$68.64	$88.33	$97.94	$102.75

AUDITORS

Report of the Audit Committee

     The following is the report of the Audit Committee with respect to GTC’s audited financial statements for the year ended January 1, 2006.

     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee GTC’s accounting and financial reporting, internal control and audit functions. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

     Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

     In the course of its oversight of GTC’s financial reporting process, the Audit Committee of the Board of Directors has:

  reviewed and discussed with management and PricewaterhouseCoopers LLP, GTC’s audited financial statements for the fiscal year ended January 1, 2006;

  discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  received the written disclosures and the letter from the independent registered public accountant required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

  reviewed with management and the independent registered public accountant GTC’s critical accounting policies;

  discussed with management the quality and adequacy of GTC’s internal controls over financial reporting;

  discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

  considered whether the provision of non-audit services by the independent registered public accountant is compatible with maintaining the independent registered public accountant’s independence.

     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in GTC’s Annual Report on Form 10-K for the year ended January 1, 2006 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Alan W. Tuck, Chair
Robert W. Baldridge
Michael J. Landine
Pamela W. McNamara

Independent Registered Public Accountants’ Fees and Other Matters

     The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the year ended January 1, 2006 and management’s assessment of the effectiveness of internal controls over financial reporting at January 1, 2006. The Audit Committee appointed PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the 2005 year-end audit and to review our quarterly financial reports for filing with the Securities and Exchange Commission during fiscal year 2006. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

     The following table shows the fees paid or accrued by us for professional services performed by PricewaterhouseCoopers LLP for fiscal years 2005 and 2004:

	2005	2004
Audit Fees(1)	$ 457,703	$ 475,200
Audit-Related Fees(2)	—	—
Tax Fees(3)	50,259	35,142
All Other Fees(4)	1,500	1,500

Total	$ 509,462	$ 511,842
__________

(1)	Audit fees represent fees for professional services provided in connection with the audits of our annual consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees are for assurance and related services and consisted primarily of audits of employee benefit plans and consultations regarding accounting, regulatory and financial reporting matters. All audit-related services were pre- approved by the Audit Committee.

(3)	For fiscal year 2005 and 2004, tax fees consisted entirely of tax compliance fees.

(4)	All other fees include technical research materials.

     Pre-Approval Policy

     In accordance with the Audit Committee’s Charter, the Audit Committee pre-approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. The Audit Committee has adopted policies and procedures for the pre-approval of non-audit services for the purpose of maintaining the independence of our independent registered public accountant. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accountant to perform any non-audit services that exceed the pre-approved amounts. In fiscal year 2005, the Audit Committee pre-approved specific non-audit services subject to cost limits to be performed by PricewaterhouseCoopers LLP in order to assure that these services do not impair the independent registered public accountant’s independence. All of the non-audit services rendered by PricewaterhouseCoopers LLP in fiscal year 2005 were pre-approved by the Audit Committee in accordance with these limits.

ADDITIONAL INFORMATION

Deadline for Stockholder Proposals and Director Nominations

     If the 2007 Annual Meeting of Stockholders is not held before April 24, 2007 or after June 23, 2007, and if you wish to bring business before or propose director nominations at the 2007 Annual Meeting, you must give written notice to GTC by March 10, 2007 (the date 75 days before the anniversary of the 2006 Annual Meeting).

     If you intend to bring such a proposal or nomination at the 2007 Annual Meeting of Stockholders, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must provide written notice to GTC of such proposal or nomination prior to December 25, 2006.

     Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to Vice President, Corporate Communications, c/o GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702: (a) a brief statement outlining the reasons the nominee would be an effective director for GTC; (b)(i) the name, age and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of our common stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with GTC; and (c)(i) the stockholder’s name and record address and the name and address of the beneficial owner of shares of our common stock, if any, on whose behalf the proposal is made and (ii) the number of shares of our common stock that the stockholder and any such other beneficial owner beneficially own. The Nominating and Corporate Governance Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Householding of Annual Meeting Materials

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700 x5374). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report and Other SEC Filings

     Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.gtc-bio.com. These and other SEC filings, including our proxy statement, are also available on the SEC’s website at www.sec.gov.

     A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 (excluding exhibits) may be obtained, at no cost, by writing to the Vice President, Corporate Communications, GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702.

     The Company’s Annual Report for the year ended January 1, 2006, which is being mailed to stockholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

              GTC BIOTHERAPEUTICS, INC.
              175 CROSSING BLVD.
              SUITE 410
              FRAMINGHAM, MA 01702

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GTC Biotherapeutics Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GTCBO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GTC BIOTHERAPEUTICS, INC.

Vote on Directors
1.	Proposal to elect three directors			For	Withhold	For All	To withhold authority to vote for any individual nominees(s), mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.
	Nominees:			All	All	Except
	01) 02) 03)	Kenneth A. Bauer Pamela W. McNamara Marvin L. Miller		☐	☐	☐

PLEASE DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each joint holder should personally sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check the box at the right and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Please indicate if you plan to attend the meeting.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GTC BIOTHERAPEUTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 24, 2006

     The undersigned stockholder of GTC Biotherapeutics, Inc. (the “Company”) hereby appoints Geoffrey F. Cox, John B. Green and Nathaniel S. Gardiner, or any of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. local time on Wednesday, May 24, 2006 at the Forefront Center for Meetings and Conferences, 404 Wyman Street, Waltham, Massachusetts, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1. AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS.

     THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING EITHER A WRITTEN NOTICE OF REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE TO THE SECRETARY, OR BY ATTENDING THE 2006 ANNUAL MEETING AND VOTING IN PERSON. THE UNDERSIGNED STOCKHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2006 ANNUAL MEETING.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS
POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)